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                                                                   EXHIBIT 12.1

                               THE WALT DISNEY COMPANY
                          RATIO OF EARNINGS TO FIXED CHARGES
                       SIX MONTHS ENDED MARCH 31, 1998 AND 1997
                         FIVE YEARS ENDED SEPTEMBER 30, 1997
                             (IN MILLIONS, EXCEPT RATIOS)


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                                                    Six Months Ended
                                                         March 31                      Year Ended September 30
                                                   --------------------  -----------------------------------------------------
EARNINGS                                              1998       1997       1997       1996       1995       1994       1993
                                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------
   Income from continuing operations
      before income taxes and cumulative
      effect of accounting changes                 $ 1,930.7  $ 1,873.6  $ 3,386.7  $ 2,060.0  $ 2,116.7  $ 1,703.1  $ 1,074.0

Plus
   Equity in (earnings) loss of less
      than 50% equity investments                     (16.8)       35.7       62.2       90.0      107.1      110.4      258.4
   Dividends                                           65.6        45.4      103.1       65.6          -          -        9.5
   Interest expense and amortization of
      debt discounts and premium on all
      indebtedness                                     353.9      377.1      750.4      485.3      178.4      119.9      157.7
  Imputed interest on operating leases                  69.0       67.0      140.8      106.8       65.1       57.2       59.0
                                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------

Total Earnings                                     $ 2,402.4  $ 2,398.8  $ 4,443.2  $ 2,807.7  $ 2,467.3  $ 1,990.6  $ 1,558.6
                                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------

FIXED CHARGES
   Interest expense and amortization of
      debt discounts and premium on all
      indebtedness                                 $   353.9  $   377.1  $   750.4  $   485.3  $   178.4  $   119.9  $   157.7
   Capitalized interest                                 41.5       32.6       73.0       44.5       40.8       38.6       19.4
   Imputed interest on operating leases                 69.0       67.0      140.8      106.8       65.1       57.2       59.0
                                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------

Total Fixed Charges                                $   464.4  $   476.7  $   964.2  $   636.6  $   284.3  $   215.7  $   236.1
                                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------

RATIO OF EARNINGS TO
FIXED CHARGES                                              5          5          5          4          9          9          7
                                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------

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